Exhibit 99.1

AptarGroup Achieves Record Quarterly Results; Plans to Increase Capacity for Aptar Stelmi and Also Expand Aptar’s Latin American Presence

CRYSTAL LAKE, Ill.--(BUSINESS WIRE)--July 24, 2013--AptarGroup, Inc. (NYSE:ATR) today reported record quarterly sales and achieved record earnings per share when charges related to its European Operations Optimization plan are excluded. AptarGroup also announced it is increasing capacity at its Aptar Stelmi facilities in Europe, and establishing a new Aptar manufacturing facility in Colombia to serve the Andean region.

Second Quarter 2013 Summary

  Reported sales increased 11% from the prior year to a record $641 million (core sales excluding currency effects and the Aptar Stelmi acquisition increased 4%)
  Reported earnings per share increased to $0.73 from $0.61 in the prior year
  Earnings per share excluding charges related to the European Operations Optimization (EOO) plan reached an all-time quarterly high of $0.77, up $0.11 or 17% compared to $0.66 in the prior year when costs associated with the Stelmi acquisition are excluded from prior year results
  Aptar Stelmi contributed $0.07 to earnings per share
  Pharma and Food + Beverage segments reported strong sales and profit growth
  Continued softness in the U.S. hampered Beauty + Home results
  Aptar Stelmi capacity to be increased
  Plans were announced for a new Aptar facility to serve the Andean region

SECOND QUARTER RESULTS

For the quarter ended June 30, 2013, reported sales increased 11% to $641 million from $578 million a year ago. Aptar Stelmi, which was acquired in July of 2012, contributed approximately $39 million or 7% to the quarterly sales growth. Changes in currency exchange rates did not impact consolidated sales compared to the prior year.

Second Quarter Segment Sales Analysis (Change Over Prior Year)

	Beauty + Home	Pharma	Food + Beverage	Total AptarGroup
Product Sales (including tooling)	2%	8%	10%	4%
Currency Effects		1%	1%
Acquisitions		29%		7%
Total Reported Growth	2%	38%	11%	11%

Commenting on the quarter, Stephen Hagge, President and CEO, said, “We are pleased to report record quarterly sales. End market diversity continues to be a key strength of our business. Our Pharma segment benefited from increased demand from both the consumer health care and prescription drug markets while our Food + Beverage segment also experienced increased sales to each of its markets. In our Beauty + Home segment, increased demand from the personal care market was partially offset by decreased demand from the beauty and home care markets. Also, Aptar Stelmi continued to perform well.”

Hagge continued, “Earnings, before any effects of our European Operations Optimization plan, reached a record level due to the strong performances of our legacy Pharma business, Aptar Stelmi, and our Food + Beverage business. While showing improvement from the first quarter of 2013, our Beauty + Home segment’s second quarter results compared to the prior year were negatively impacted by decreased sales to the beauty and home care markets.”

In the quarter, AptarGroup recognized charges related to its EOO plan and this had a negative effect on earnings per share of approximately $0.04. AptarGroup’s previous earnings per share guidance for the second quarter did not include any impact from this optimization plan. Second quarter earnings per share, excluding the charges related to this plan, were $0.77 and this compared to $0.66 per share for the same period a year ago when costs associated with the Stelmi acquisition (approximately $0.05 per share) are excluded from the prior year results.

YEAR-TO-DATE RESULTS

For the six months ended June 30, 2013, reported sales increased 8% to $1.26 billion from $1.17 billion a year ago. Aptar Stelmi contributed approximately $74 million or 6% to the year-to-date sales growth. Changes in currency exchange rates did not impact consolidated sales compared to the prior year.

Six Months Year-to-Date Segment Sales Analysis (Change Over Prior Year)

	Beauty + Home	Pharma	Food + Beverage	Total AptarGroup
Product Sales (including tooling)	-1%	2%	11%	2%
Currency Effects			1%
Acquisitions		27%		6%
Total Reported Growth	-1%	29%	12%	8%

Hagge commented on the year-to-date results, “Our core sales growth for the first half of the year reflected the consistently strong performance of our Food + Beverage segment and the rebound in the second quarter of our Pharma segment. Our Beauty + Home segment sales were negatively affected by the softness in the U.S. relative to other regions. Aptar Stelmi had an outstanding first half.”

Hagge continued, “Our earnings, excluding any effects of our European Operations Optimization plan, improved due to the contribution from the Aptar Stelmi acquisition and the strength of our Pharma and Food + Beverage segments.”

AptarGroup reported earnings per share of $1.31 compared to $1.24 a year ago. Charges related to the Company’s EOO plan had a negative effect on earnings per share in 2013 of approximately $0.09, and prior year earnings per share included the negative effect of approximately $0.06 related to costs associated with the Stelmi acquisition. Year-to-date 2013 earnings per share, excluding the charges related to the EOO plan, were $1.40 and this compared to $1.30 per share for the same period a year ago when costs associated with the Stelmi acquisition are excluded from the prior year results.

GEOGRAPHIC EXPANSION PLANS

AptarGroup announced plans to increase the capacity of its Aptar Stelmi business with a $26 million investment for expanded facilities, new equipment and upgraded technology over the next year. Aptar Stelmi, which was acquired by AptarGroup in July of 2012, is a European-based supplier of elastomer primary packaging components to the injectable drug delivery industry. Aptar Stelmi’s products include syringe plungers, vial stoppers, and needle shields. Hagge stated, “Aptar Stelmi is benefiting from the growth in the injectable drug delivery industry and the current production facilities are nearly at full capacity. While our long-term objective is to establish a production facility closer to growing markets outside of Europe, our initial investment in capacity expansion will be at Aptar Stelmi’s existing facilities in Europe. This will allow us to better serve our existing customers and integrate the new technology before we expand globally.”

After decades of serving customers in the Andean region by importing products from various facilities, AptarGroup is establishing a production facility in Colombia which is intended to be operational by mid-2014. In addition to regional customers, several of Aptar’s multinational customers have operations in the region. “We have been selling into the Andean region for some time and we want to better serve our customers with a local facility,” said Hagge. “Our initial capital investment in this operation is expected to be approximately $5 million over the next 18 months. We are optimistic about the growth potential for each of our segments in this region.”

EUROPEAN OPERATIONS OPTIMIZATION PLAN UPDATE

Commenting on the previously announced operations optimization plan, Hagge stated, “Our plan is on schedule and progressing well.”

In the second quarter, AptarGroup recognized approximately $3.1 million of expense related to the plan, of which $0.6 million were non-cash expenses. For the year-to-date, AptarGroup recognized approximately $7.6 million of expense related to the plan, of which $1 million were non-cash expenses. Using current exchange rates, AptarGroup expects to recognize approximately $6 million in additional costs, most of which will be incurred in 2013. Savings from the plan are expected to be approximately $12 million on an annualized basis.

OUTLOOK

Commenting on AptarGroup’s outlook, Hagge said, “Looking to the third quarter, we anticipate that each of our business segments will grow over the prior year. Even though we expect challenges in several of the markets we serve, the diversity of our product portfolio, geographic presence, customer base and end markets, protect us from exposure to softness in any particular market or region.”

AptarGroup expects earnings per share for the third quarter, before costs associated with the EOO plan, to be in the range of $0.68 to $0.73 per share compared to $0.62 per share reported in the prior year. Prior year results include a negative impact of $0.02 per share from Aptar Stelmi’s results which included acquisition accounting adjustments.

SHARE REPURCHASE PROGRAM AND CASH DIVIDEND

As previously announced, the Board of Directors increased the number of shares authorized for repurchase by 4 million shares bringing the total currently authorized for repurchase to 5.2 million shares. The Board also declared on July 18, 2013, a quarterly dividend of $0.25 per share, payable August 21, 2013 to shareholders of record as of July 31, 2013.

OPEN CONFERENCE CALL

There will be a conference call on Thursday, July 25, 2013 at 8:00 a.m. Central Time to discuss AptarGroup’s second quarter results for 2013. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptar.com. Replay of the conference call can also be accessed on the Investor Relations page of the website.

AptarGroup, Inc. is a leading global supplier of a broad range of innovative dispensing systems for the beauty, personal care, home care, pharmaceutical, food, and beverage markets. AptarGroup is headquartered in Crystal Lake, Illinois, with manufacturing facilities in North America, Europe, Asia and South America. For more information, visit www.aptar.com.

This press release contains forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on management’s beliefs as well as assumptions made by and information currently available to management. Accordingly, AptarGroup’s actual results may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist including, but not limited to, economic, environmental or political conditions in the various markets and countries in which AptarGroup operates, changes in customer and/or consumer spending levels including the recent slowdown in Europe; financial conditions of customers and suppliers; fluctuations in the cost of raw materials, components and other input costs; the Company’s ability to increase prices, contain costs and improve productivity; the timing and successful completion of our European operations optimization plan; changes in capital availability or cost, including interest rate fluctuations; the competitive marketplace; fiscal and monetary policy; changes in foreign currency exchange rates; direct or indirect consequences of acts of war or terrorism; and labor relations. For additional information on these and other risks and uncertainties, please see AptarGroup’s filings with the Securities and Exchange Commission, including its Form 10-K’s and Form 10-Q’s. Readers are cautioned not to place undue reliance on forward-looking statements. AptarGroup undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)

(In Thousands, Except Per Share Data)
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Net Sales	$641,441	$577,503	$1,259,074	$1,170,001
Cost of Sales (exclusive of depreciation shown below)	431,351	390,225	849,837	791,295
Selling, Research & Development and Administrative	88,111	87,840	182,418	176,339
Depreciation and Other Amortization (1)	38,614	32,597	74,785	65,151
Restructuring Initiatives	2,511	(215)	6,578	(215)
Operating Income	80,854	67,056	145,456	137,431
Other Income/(Expense):
Interest Expense	(5,442)	(3,904)	(10,523)	(9,146)
Interest Income	846	794	1,695	1,822
Equity in results of affiliates	(61)	(158)	(323)	(289)
Miscellaneous, net	73	(1,247)	(633)	(1,000)
Income before Income Taxes	76,270	62,541	135,672	128,818
Provision for Income Taxes	26,390	20,889	45,814	43,353
Net Income	$49,880	$41,652	$89,858	$85,465

Net (Gain)/Loss Attributable to Noncontrolling Interests	(78)	34	(27)	30
Net Income Attributable to AptarGroup, Inc.	$49,802	$41,686	$89,831	$85,495
Net Income Attributable to AptarGroup, Inc. Per Common Share:
Basic	$0.75	$0.63	$1.36	$1.29
Diluted	$0.73	$0.61	$1.31	$1.24

Average Numbers of Shares Outstanding:
Basic	66,420	66,580	66,288	66,388
Diluted	68,106	68,758	68,339	68,940

(1) Depreciation and Amortization for the quarter and year-to-date ended June 30, 2013 included approximately $0.6 million and $1 million, respectively, of accelerated depreciation related to the European Operations Optimization plan.

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
(In Thousands)
CONSOLIDATED BALANCE SHEETS

	June 30, 2013	December 31, 2012
ASSETS

Cash and Equivalents	$189,990	$229,755
Receivables, net	455,935	396,788
Inventories	337,625	321,885
Other Current Assets	101,070	90,505
Total Current Assets	1,084,620	1,038,933
Net Property, Plant and Equipment	836,708	848,233
Goodwill, net	346,730	351,552
Other Assets	71,323	85,694
Total Assets	$2,339,381	$2,324,412

LIABILITIES AND EQUITY

Short-Term Obligations	$35,277	$74,654
Accounts Payable and Accrued Liabilities	404,001	380,669
Total Current Liabilities	439,278	455,323
Long-Term Obligations	352,636	352,860
Deferred Liabilities	136,805	135,731
Total Liabilities	928,719	943,914

AptarGroup, Inc. Stockholders' Equity	1,410,022	1,379,890
Noncontrolling Interests in Subsidiaries	640	608
Total Equity	1,410,662	1,380,498

Total Liabilities and Equity	$2,339,381	$2,324,412

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
(In Thousands)
SEGMENT INFORMATION

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2013	2012	2013	2012
NET SALES
Beauty + Home	$374,984	$369,284	$738,456	$746,435
Pharma	182,931	132,979	351,800	273,022
Food + Beverage	83,526	75,240	168,818	150,544
Total Net Sales	$641,441	$577,503	$1,259,074	$1,170,001

SEGMENT INCOME (1)
Beauty + Home	$30,339	$33,546	$54,754	$66,518
Pharma (2)	50,437	31,110	96,417	70,482
Food + Beverage	11,864	7,744	20,414	14,532
Restructuring Initiatives & Related Depreciation (3)	(3,067)	215	(7,593)	215
Corporate and Other	(8,707)	(6,964)	(19,492)	(15,605)
Total Income Before Interest and Taxes	$80,866	$65,651	$144,500	$136,142
Interest Expense, Net	(4,596)	(3,110)	(8,828)	(7,324)
Income before Income Taxes	$76,270	$62,541	$135,672	$128,818

SEGMENT INCOME AS % OF NET SALES
Beauty + Home	8.1%	9.1%	7.4%	8.9%
Pharma (2)	27.6%	23.4%	27.4%	25.8%
Food + Beverage	14.2%	10.3%	12.1%	9.7%

Notes to Condensed Consolidated Financial Statements:
(1) - The Company evaluates performance of its business units and allocates resources based upon segment income defined as earnings before net interest expense, certain corporate expenses, restructuring initiatives and income taxes.

(2) - Pharma segment income as a percent of net sales was approximately 29.7% for the second quarter of 2013 and 29.5% for the year-to-date 2013 excluding the effects of the Aptar Stelmi acquisition. Pharma segment income as a percent of net sales was approximately 27.5% for the second quarter of 2012 and 28.0% for the year-to-date 2012 excluding the effects of the Aptar Stelmi acquisition.

(3) - Restructuring Initiatives & Related Depreciation includes the following income/(expense) items:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Depreciation:	2013	2012	2013	2012
European Operations Optimization Plan	$(556)		$(1,015)

Restructuring Initiatives:
European Operations Optimization Plan	(2,555)		(6,622)
Other Initiatives	$44	215	$44	215
Total Restructuring Initiatives & Related Depreciation	$(3,067)	$215	$(7,593)	$215

CONTACT:
AptarGroup, Inc.
Matthew DellaMaria, 815-477-0424